Exhibit 10.2

CONFIDENTIAL

SETTLEMENT AGREEMENT

AND MUTUAL RELEASES

I. PARTIES

This Settlement Agreement (this “Agreement”), dated as of the Effective Date (as defined below), is entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), the Office of Personnel Management (“OPM”) (collectively the “United States”); defendant Medco Health Solutions, Inc. (“Medco”); and relator Karl S. Schumann (the “Relator”) through his authorized representatives. (The United States, Medco, and Relator are each referred to herein as a “Party” and are collectively referred to as the “Parties.”)

II. PREAMBLE

As a preamble to this Agreement, the Parties recite the following:

A. Medco is a pharmaceutical services company that administers pharmacy benefit management (“PBM”) services for health plans and employers, including governmental employers. Medco operates mail order pharmacies and call centers licensed by states and other political subdivisions, and employs pharmacists subject to state licensing requirements. Medco provides mail order prescriptions and related benefit services for federal employees and retirees and their dependents and other federal beneficiaries, pursuant to contracts with federal health programs, including the Federal Employees Health Benefits Program, a federally-funded health care program providing health insurance to federal employees, retirees and their families (“FEHBP”), TRICARE (formerly CHAMPUS), and Medicare + Choice Plans. Medco is a Delaware Limited Liability Corporation with its principal executive offices located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Medco is the corporate successor of Merck-Medco Managed Care, L,L.C., and operates or has operated prescription drug mail order pharmacies under the names of wholly-owned subsidiaries including Merck-Medco Managed Care of California, Inc., Merck-Medco Rx Services of Florida No. 2, L.L.C., Merck-Medco Rx Services of Florida, L.L.C., Merck-Medco Rx Services of Massachusetts, L.L.C., Merck-Medco Rx Services of

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Nevada, Inc., Merck-Medco Rx Services of New Jersey, L.L.C., Merck-Medco Rx Services of New York, L.L.C., Merck-Medco Rx Service of Ohio, Ltd., Merck-Medco Rx Services of Ohio No. 2, Ltd., Merck-Medco Rx Services of Oklahoma, L.L.C., Merck-Medco Rx Services of Pennsylvania, L.L.C., Merck-Medco Rx Services of Texas, L.L.C., Merck-Medco Rx Services of Virginia , L.L.C., and Merck-Medco Rx Services of Washington, Inc. For purposes of this Agreement, unless the context clearly requires otherwise, the term “Medco” shall be deemed to include Medco Health Solutions, Inc., and its past and present parents, subsidiaries, predecessors and successors and each of the assigns of any of the foregoing.

B. Relator Schumann is a registered pharmacist and was a former Vice President of Pharmaceutical Contracting of Defendant Medco from December 1999 through January 2003. Relator Schumann currently resides in the State of New Jersey. On September 26, 2003, Relator filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States ex rel. Schumann v. Medco. Relator filed his First Amended Complaint on November 9, 2005. Relator filed his Motion for Leave to Amend the First Amended Complaint and for Extension of Seal and Second Amended Complaint on or about April 12, 2006. The Complaint and the First Amended Complaint shall be referred to hereinafter as “the Civil Action.”

C. The United States contends that Medco submitted or caused to be submitted claims for payment, pursuant to the Federal Employees Health Benefits Program, 5 U.S.C. § 8901 -8914, and the TRICARE Program (formerly known as CHAMPUS), 10 U.S.C. § 1071-1110, to the following government-funded health care programs or plans: the Blue Cross Blue Shield Association (“BCBSA”) under Contract No. CS 1039 (often referred to as the Federal Employees Program (“FEP”) or the Service Benefit Plan (“SBP”)), the Government Employees Hospital Association, Inc. (“GEHA”), the National Association of Letter Carriers (“NALC”), the American Postal Workers Union (“APWU”), the Special Agents Mutual Benefit Association (“ISAMBAH”), the Department of Defense’s National Mail-Order Pharmacy (“NMOP”), the American Foreign Service (“AFS”), the National Alliance of Postal Federal Employees (“NAPFE”), and the Tennessee Valley Authority. The foregoing shall be collectively referred to in this Agreement as the “Federal Plans.” Medco’s prime contracts and subcontracts with the Federal Plans are hereinafter referred to, singly and collectively, unless otherwise noted, as the “Federal Plan Contracts.”

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D. The United States contends that it has certain civil and administrative claims against Medco (1) for alleged solicitation of, and receipt of, payments from certain companies and their predecessors, successors, subsidiaries or affiliates, (2) for allegedly knowingly submitting or causing to be submitted to the United States, false claims and/or false records and statements in support of false claims in connection with such payments, and (3) for other alleged related conduct, as described in the following subclauses (i) through (xxii) below and, as applicable, during the time periods specified by those subclauses (hereinafter the “Covered Conduct”):

i. All allegations contained in the Civil Action;

ii. Payments for RationalMed services provided to Highmark Blue Cross Blue Shield at any time during the period January 1, 2001 to October 1, 2005;

iii. Payments by Salix Pharmaceuticals to Medco in connection with the promotion of Colazal to Highmark Blue Cross Blue Shield between 2002 and December 31, 2004;

iv. Payments for RationalMed services provided to Highmark Blue Cross Blue Shield in connection with the brand name drug Colazal from January 1, 2001 to October 1, 2005;

v. Payments to Medco by DuPont Pharmaceuticals Company in connection with the promotion of Coumadin between 1996 and October 1, 2005;

vi. Payments and agreements to pay Medco by Bristol Myers-Squibb in connection with the promotion of Coumadin between 2001 and October 1, 2005;

vii. Discounts, payments and agreements to pay Medco by Smith-Kline Beecham, PLC, and its successor, Glaxo SmithKline, in connection with the promotion of Zantac between 1996 and December 31, 2004;

viii. The price charged to Medco by the manufacturer, including discounts, for the brand name drug Zantac in connection with Medco’s mail order pharmacy business at any time during the period June 1, 1996 to October 1, 2005;

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ix. Payments and agreements to pay Medco by Schering-Plough between 2000 and December 31, 2004 in connection with the promotion of Rebetron;

x. Payments and agreements to pay Medco by Pfizer between 2000 and December 31, 2004 in connection with the promotion of Lipitor;

xi. Payments and agreements to pay Medco by Boehringer Ingelheim Corporation. between 2000 and December 31, 2004 in connection with the promotion of Atrovent and Combivent;

xii. Payments and agreements to pay Medco by Wyeth Ayerst, Inc. between 1997 and December 31, 2004 in connection with the joint venture, Innovative Health Solutions, and any other disease management program or alliance;

xiii. Payments and agreements by Astra-Zeneca LP to pay Medco, or to pay Highmark Blue Cross Blue Shield by and through Medco, in connection with the promotion of Nexium, Prilosec and Prevacid to Highmark Blue Cross Blue Shield between 1999 and October 1, 2005;

xiv. Payments and agreements to pay Medco, or to pay Highmark Blue Cross Blue Shield by and through Medco, from pharmaceutical manufacturers in connection with RationalMed services provided by Medco to Highmark Blue Cross Blue Shield between 2001 and October 1, 2005;

xv. Payments and agreements to pay Medco, or to pay Highmark Blue Cross Blue Shield by and through Medco, by Bristol-Myers Squibb in connection with the promotion of Pravachol to Highmark Blue Cross Blue Shield between 1999 through October 1, 2005;

xvi. Payments and agreements to pay Medco, or to pay Highmark Blue Cross Blue Shield by and through Medco, by Merck & Co. in connection with the promotion of Vioxx to Highmark Blue Cross Blue Shield between 1999 and October 1, 2005;

xvii. Payments and agreements to pay Highmark Blue Cross Blue Shield by Medco in connection with Coumadin, Zantac, Rebetron, Lipitor, Nexium, Prevacid, Prilosec, Celebrex, Pravachol, Vioxx, Colazal, and Protonix between 1996 and October 1, 2005;

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xviii. Payments and agreements to pay Highmark Blue Cross Blue Shield by Medco in connection with any grant, product, service, sponsorship, contribution or subsidy between 2000 and October 1, 2005;

xix. Any liability Medco may have, based upon any of its conduct before October 1, 2005, for any submission of false statements or claims relating to best price determination by any of the pharmaceutical manufacturers identified subclauses (i) through (xviii) above based on pricing to Highmark;

xx. Medco’s preparation or submission of documents in support of any false claims covered by subclauses (i) through (xviii) above to the extent such documents were produced through October 1, 2005;

xxi. Medco’s preparation or submission of documents in order to avoid or reduce a liability to the United States resulting from the conduct described in subclauses (i) through (xx) above to the extent such documents were produced through October 1, 2005; and

xxii. Any claims arising from or relating to any on-line calculation of lowest price after all rebates and remuneration relating to any of above enumerated drugs at any time during the period January 1, 2000 through October 1, 2005 based on pricing to Highmark.

The Covered Conduct relates only to the conduct of Medco and excludes any conduct of any other person or entity, including pharmaceutical manufacturers and their agents.

E. This Agreement is made in compromise of disputed claims. It is neither an admission of liability by Medco nor a concession by the United States that its claims are not well founded. Medco expressly denies the allegations of the United States and the Relator as set forth herein and in the Civil Action and denies that it has engaged in any wrongful conduct relating to the Covered Conduct. Neither this Agreement, its execution, or the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression

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reflecting upon the merits of the dispute by Medco. Further, nothing contained in this Agreement shall be interpreted or construed as an agreement or acknowledgment by Medco as to whether any pharmaceutical manufacturer, customer, or other entity which has, or previously has had, a contract with Medco has at any time engaged in any of the conduct alleged as wrongful in this Agreement or in the Civil Action.

To avoid the delay, uncertainty, inconvenience, and expense of litigation of the above claims, the Parties reach a full and final settlement of all claims pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. In consideration for the promises and agreements of the Parties as set forth herein, Medco agrees to pay to the United States $9,500,000.00 (the “Settlement Amount”) plus interest as described in the letter from Medco to the United States dated October 3, 2006 (the “Interest Letter”). The Settlement Amount shall constitute a debt immediately due and owing on the Effective Date (as defined in Paragraph 31 below) of this Agreement. Medco agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the Eastern District of Pennsylvania. Medco agrees to make this electronic funds transfer within fourteen (14) calendar days of the Effective Date of this Agreement.

2. Subject to the exceptions set forth in Paragraph 7 below, and in consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments), releases Medco and each of its past and present officers, directors, employees, attorneys, insurers, and assigns of any of the foregoing (each a “Medco Released Party” and, collectively, the “Medco Released Parties”) from any civil or administrative monetary claim that the United States has or may have had for the Covered Conduct under the False Claims Act, 31 U.S.C. § 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. § 3801-381 2; the Public Contract Anti-Kickback Act, 41 U.S.C. § 51, et seq.; any and all common law causes of action for fraud, unjust enrichment, payment by mistake, or breach of contract; and any civil monetary claim arising under the aforementioned statutes and common law theories based on a violation of the Federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b(b).

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3. Subject to the exceptions set forth in Paragraph 7 below, in consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, the Relator, for himself and for his respective heirs, successors, attorneys, agents, representatives, and assigns (collectively, the “Relator Releasors”), releases and forever discharges Medco and each other Medco Released Party from any claim the United States ever had, has or may have had relating to the Covered Conduct and all allegations contained in the Second Amended Complaint filed on or about April 12, 2006, including any civil monetary claim based on or under the False Claims Act, 31 U.S.C. § 3729-3733, and all state analogues thereto.

4. In consideration of the obligations of Medco set forth in this Agreement and the Corporate Integrity Agreement entered into by and between Medco, the Office of Inspector General of OPM (“OlG-OPM”) and OIG-HHS (the “CIA”), conditioned upon Medco’s full and timely payment of the Settlement Amount, OIG-HHS agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, and any other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities), for the Covered Conduct against Medco, except as expressly reserved in Paragraph 7 below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude any Medco Released Party from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

5. In consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the TRICARE Program for the Covered Conduct against Medco or any other Medco Released Party under 32 C.F.R. § 199.9, except as reserved in Paragraph 7 below and as reserved in this Paragraph. TMA expressly reserves authority to exclude any Medco Released Party from the TRICARE Program under 32 C.F.R. § 199.9(f(1)(i)(A), (f(1)(i)(B), and (f(1)(iii) relating

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to the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

6. In consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the FEHBP against Medco or any other Medco Released Party under 5 U.S.C. § 8902a or 5 C.F.R. Part 970, relating to the Covered Conduct, except as reserved in Paragraph 7 below, and as reserved in this Paragraph. OPM expressly reserves all rights to comply with any statutory obligations to debar any Medco Released Party from the FEHBP under 5 U.S.C. § 8902a(b) (mandatory debarment) relating to the Covered Conduct. Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

7. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Medco and Relator) are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability of any individuals or entities not specifically and expressly released by this Agreement, including drug manufacturers arid clients and customers of Medco;

f. Any liability based upon such obligations as are created by this Agreement;

g. Any liability based upon obligations created by the Consent Order of Court for Permanent Injunction consented to by Medco and the United States, acting through the United States Department of Justice, on or about April 26, 2004 and entered by the Clerk of Court on May 20, 2004 (the “2004 Consent Order”);

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h. Any express or implied warranty claims or other liability for defective or deficient products and services provided by Medco;

i. Any liability based on a failure to deliver items or services due; and

j. Any administrative liability against individuals, including current and former directors, officers, and employees of Medco.

8. Relator, for himself and for his heirs, successors, attorneys, agents, representatives and assignees, agrees not to object to this Agreement or to the allocation of proceeds to his claims as set forth in the letter dated June 27, 2006, and agrees and confirms that both this Agreement and those allocations are “fair, adequate, and reasonable under all the circumstances,” pursuant to 31 U.S.C. § 3730(c)(2)(B). In addition, the Relator, for himself and his heirs, successors, attorneys, agents, and assigns, agrees not to object to the Agreement dated as of an even date therefrom, relating to United States ex rel. George Bradford Hunt and Walter W. Gauger, Relators, and the States of Florida, California, Illinois, Tennessee, Texas, Michigan, Louisiana, Nevada, Massachusetts, Virginia. and the District of Columbia v. Merck & Co., Inc., Merck-Medco Managed Care, L.L.C., and Medco Health Solutions, Inc., Case No. 99-CV-2332., and United States of America ex rel. Joseph Piacentile v. Merck & Co., Inc., and Merck-Medco Managed Care, L.L.C., Case No. 00-CV-737 (“Consolidated Action”), and agrees and confirms that both said Agreement and the allocations of proceeds thereunder are “fair, adequate, and reasonable under all the circumstances,” pursuant to 31 U.S.C. § 3730(c)(2)(B). Relator and the United States have entered into a separate and contemporaneous agreement (“Relator Share Agreement”) setting forth Relator’s share under 31 U.S.C. § 3730(d). Conditioned upon full and prompt receipt of Relator’s share as set forth in the Relator Share Agreement, the Relator, for himself and for his heirs, successors, attorneys, agents, representatives and assignees, in full settlement of any claims such Relator may have under this Agreement, releases and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730, from any claims arising from the filing of the Civil Action, and from any other claims for a share of the Settlement Amount,

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that such Relator ever had, has or may have had. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

9. Relator and Medco have entered into a separate agreement (“Relator-Medco Agreement”) setting forth amounts to be paid to Relator for expenses, attorneys fees and costs pursuant to 31 U.S.C. § 3730(d). Conditioned upon receipt of the payment described in the Relator-Medco Agreement, without in any way limiting the terms of Paragraph 3 above, the Relator, for himself and for his heirs, successors, attorneys, agents, representatives and assignees releases and forever discharges the Medco Released Parties from any and all claims that any such Relator Releasor ever had, has or may have in respect of any liability to the Relator under 31 U.S.C. § 3730(d) for expenses or attorneys fees and costs.

10. Medco waives and will not assert any defenses that Medco may have to any criminal prosecution or administrative action relating to the Covered Conduct not otherwise released pursuant to the terms hereof that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11. Medco (the “Medco Releasor”) releases and forever discharges the United States, its agencies, employees, servants and agents, as well as the Relator and his heirs, successors, attorneys, agents, representatives and assignees (collectively, the “Relator Releasees”) from any and all claims that the Medco Releasor ever had, has or may have relating to the Covered Conduct in the United States’ and the Relator’s investigation and prosecution thereof.

12. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, TRICARE carrier or payer, FEHBP carrier or payer, or any state payer, related to the Covered Conduct; and Medco shall not

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resubmit to any Medicare carrier or intermediary, TRICARE carrier or payer, FEHBP carrier or payer, or any state payer any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

13. Medco agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and l396-l396y; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Medco, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

i. the matters covered by this Agreement;

ii. the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

iii. Medco’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement and implementation of the 2004 Consent Order;

iv. the negotiation and performance of this Agreement;

v. the payment Medco makes to the United States pursuant to this Agreement and any payments that Medco may make to Relator, including costs and attorneys fees; and

vi. the negotiation of, and obligations undertaken pursuant to the CIA to:

(a) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(b) prepare and submit reports to the OIG-HHS.

However, nothing in this Paragraph l3.a.(vi) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Medco, (All costs described or set forth in this Paragraph l3.a. are hereafter “unallowable costs.”)

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b. Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for by Medco, and Medco shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Medco or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Medco further agrees that within 90 days of the Effective Date of this Agreement it will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, or contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Medco or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Medco agrees that the United States, at a minimum, shall be entitled to recoup from Medco any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Medco or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Medco’s or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Medco’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

14. Medco agrees to cooperate fully and truthfully with the United States’ investigation, if any,

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of individuals and entities not released in this Agreement. Upon reasonable notice, Medco shall (a) make reasonable efforts to facilitate access to, and encourage the cooperation of it directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, (b) furnish to the United States, upon reasonable request, any non-privileged documents in its possession, custody or control; and (c) make commercially reasonable efforts to cause any attorneys, auditors, investment bankers, or consultants engaged by Medco to furnish to the United States, upon reasonable request, any non-privileged documents in the possession, custody or control of any such third party. Medco and the United States will cooperate in good faith to avoid duplicate production of documents.

15. Medco agrees that it shall not seek payment for any of the monies owed under this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payers. Medco waives any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims for payment covered by this Agreement. Medco waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims defined as Covered Conduct

16. Relator hereby covenants and agrees in respect of himself and all other Relator Releasors (with the exception of Relator’s counsel Robins, Kaplan, Miller & Ciresi L.L.P.), on whose behalf he acts hereby that (a) no such Relator Releasor will file or participate as a class member in any class action against any of such Relator Releasor’s respective Relator Releasees in respect of any such released claim in connection with the Covered Conduct (each a “Class Action”); and (b) if involuntarily included in any such Class Action as a putative class member each Relator Releasor will opt out upon Medco’s written request from any such Class Action.

17. Except as expressly set forth in Paragraphs 2, 3, 4, 5, 6, 8, 9 and 11 above, this Agreement is intended to be for the benefit of the Parties only, and no Party releases, waives or otherwise discharges, and each Party expressly reserves, any claims such Party may have against any other person or entity.

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18. Nothing in this Agreement shall constitute a waiver of the rights of the United States set forth in the 2004 Consent Order, nor shall this Agreement in any way relieve Medco of any of its obligations as set forth in the 2004 Consent Order. No waiver by any Party hereto of any one or more breaches or defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future breaches or defaults, whether of a like or different nature. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

19. Medco warrants that it has reviewed its respective financial situations and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Medco, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity that Medco was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

20. Except as expressly provided to the contrary in this Agreement and allowed by law, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

21. Medco represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

22. Relator Schumann represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

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23. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Eastern District of Pennsylvania, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

24. This Agreement, together with the Interest Letter, the CIA, the 2004 Consent Order, the Relator Share Agreement and the Relator-Medco Agreement, constitutes the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written communications between or among the Parties or any of their affiliates regarding the subject matter hereof and thereof. This Agreement may not be amended except by written consent of the Parties, provided, however, that (a) only Medco, OlG-OPM and OIG-HHS must agree in writing to any modification of the CIA; (b) only the Relator and the United States must agree in writing to any modification of the Relator Share Agreement; and (c) only the Relator and Medco must agree in writing to any modification of the Relator-Medco Agreement.

25. Promptly following the execution of this Agreement the United States will sign and file a stipulation dismissing with prejudice the Civil Action as to Medco and any and all allegations pertaining to Medco as set forth in the Covered Conduct (the “Stipulation of Dismissal”).

26. The individuals signing this Agreement on behalf of Medco represent and warrant that they are authorized by Medco to execute this Agreement. The individual signing this Agreement on behalf of Relator represents and warrants that such individual is authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement. Each Party further warrants and represents that such Party has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claims that such Party has or may have that are subject to this Agreement.

27. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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28. This Agreement is binding on Medco’s successors, transferees, heirs, and assigns.

29. This Agreement is binding on the Relator’s successors, transferees, heirs, and assigns.

30. All Parties consent to the disclosure of this Agreement, and information about this Agreement, to the public.

31. The term “Effective Date” as used herein shall refer to the latest of the following dates: (a) the date that the last signatory to the Agreement has executed the Agreement; and (b) the date that the Court enters the Stipulation of Dismissal. In the event that this Agreement does not become effective, this Agreement shall be treated as materials received pursuant to Fed. R. Evid. 408.

32. All recitals are incorporated herein as material provisions of this Agreement. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,”“herein” or “hereof’ relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section and subsection references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person. Any reference herein to a corporate entity shall be deemed to include the entity’s past and present parents, subsidiaries, affiliates, predecessors, and successors and each of the assigns of any of the foregoing.

34. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

35. Each Party agrees that the United States District Court for the Eastern District of Pennsylvania shall retain jurisdiction to enforce the Agreement.

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[SIGNATURES APPEAR ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the                      day of                     , 2006.

THE UNITED STATES OF AMERICA

DATED: 10/23/06	BY:	/s/ JAMES G. SHEEHAN
PATRICK L. MEEHAN
Unitetd States Attorney
JAMES G. SHEEHAN
Associate United States Attorney

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DATED: 10-23-06	BY:	/s/ DAVID T. SHAPIRO
JOYCE R. BRANDA
Deputy Director
MICHAL L. TINGLE
DAVID T. SHAPIRO
Trial Attorneys
Commercial Litigation Branch
Civil Division
United States Department of Justice

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DATED: 10/23/06	BY:	/s/ GREGORY E. DEMSKE
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

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DATED:	BY:
LAUREL C. GILLESPIE
Deputy General Counsel
TRICARE Management Activity
United States Department of Defense

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DATED: 10/20/06	BY:	/s/ KATHLEEN McGETTIGAN
KATHLEEN McGETTIGAN
Deputy Associate Director
Center for Retirement & Insurance Services
United States Office of Personnel Management

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DATED: 10/20/2006	BY:	/s/ J. DAVID COPE
J. DAVID COPE
Assistant Inspector General for Legal Affairs
United States Office of Personnel Management

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MEDCO HEALTH SOLUTIONS, INC.

DATED: 23 Oct 2006	BY:	/s/ ELIZABETH S. FERGUSON
ELIZABETH S. FERGUSON
Vice President, Litigation and Government Programs

DATED: 23 Oct 2006	BY:	/s/ WILLIAM McDANIELS
WILLIAM McDANIELS
Counsel for Medco Health Solutions, Inc.

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RELATOR

DATED: 10/22/2006	BY:	/s/ W. SCOTT SIMMER
W. SCOTT SIMMER., ESQ.
Robins Kaplan Miller & Ciresi LLP

DATED: 10/20/06	BY:	/s/ KARL S. SCHUMANN
KARL S. SCHUMANN
Relator

Civil Action 03-5423